Exhibit 19
Dave & Buster’s Entertainment, Inc.
Rules of Play – Insider Trading

Effective Date: August 1, 2023

Scope:
This policy applies to all team members, but has special application to Key Employees like our directors, officers, and key leaders and employees across the Company who have access to nonpublic information.

Purpose:
As a publicly traded company, we are subject to securities laws that impose significant penalties for buying or selling our common stock or other securities based on material information that has not become publicly available. For anyone who trades on material inside information or provides such information to others who then trade, these penalties include (i) a civil penalty of up to three times the profit gained or loss avoided; (ii) a criminal fine of up to $5 million; and (iii) a jail term of up to ten years. There’s also the possibility of civil lawsuits that could lead to a big judgment. These consequences not only affect the person violating securities laws, but also their colleagues, their family and our Company.

This policy aims to protect you and our Company. Violators of this policy may be subject to immediate termination or other disciplinary action, as well as potential government action.

Policy:

Here are the rules:

1.You should never trade securities based on material non-public information. Any person who has material non-public information relating to our Company may not buy or sell Company securities. Material information is any information that a reasonable investor would consider important in making an investment decision. Information is non-public until it has been formally announced by the Company through press releases or filings with the Securities and Exchange Commission (SEC) and has been adequately disseminated to the marketplace.
2.…Neither should your family. The same restrictions that apply to directors, officers and all of our other team members also apply to family members and others living in such person’s home. You are responsible for compliance with this policy by your family and personal household.
3.…And neither should your friends or any other third parties. Directors, officers and team members may not disclose non-public information to others. Anyone who "tips" material non-public information to others may be subject to the same penalties described above even if they did not derive any benefit from the other person's trades.
4.Loose lips sink ships. Only our CEO, CFO, the leader of Finance with investor relations responsibilities, our General Counsel and our authorized investor relations firm are authorized to speak on behalf of the Company about our financial and operational results. To avoid potentially disclosing material non-public information, any inquiries on these topics from third parties such as reporters, stock analysts or others regarding the financial condition, business results, or current developments of the Company should be directed to our CFO.
5.Keep your secrets. You may come into possession of material non-public information that concerns other companies. For example, such information may be disclosed to you in connection with tender offers, acquisitions, major financing transactions and material contract negotiations. Anyone receiving material non-public information about another company has the same duty not to disclose or use that information in connection with securities transactions as he or she has concerning material non-public information regarding our Company.
6.Thinking of trading our stock or other securities? Then you may have special rules to follow:
a.Are you a Key Employee? You are if you’re a director, officer, management director, ROD or ROM. Select leaders and other team members who handle certain confidential information have also been designated as Key Employees. Our General Counsel maintains the Key Employees list, and you will be notified if you’re on it. Key Employees have special responsibilities when trading securities as outlined below.
b.Key Employees should not trade our securities during a Blackout Window unless trading under an approved Rule 10b-5 Plan. We require all Key Employees (as well as designated consultants), and any persons acting on behalf of such persons, not to conduct transactions (for their own or related accounts) involving the purchase or sale of our securities during the following periods (“Blackout Windows”):
i.the period in any fiscal quarter commencing on the fourth Saturday preceding the end of the quarter and ending two days (including the day of disclosure, and also including at least one full trading session) after the public disclosure of the financial results for that fiscal quarter or year; and
ii.any other period designated in writing by the General Counsel.

c.Even if we’re not in a Blackout Window, Key Employees must get pre-clearance from the Insider Trading Compliance Group prior to trading. Our General Counsel, VP and Controller, and VP Investor Relations serve on our Insider Trading Compliance Group, and at least two members of that Group must pre-approve all trades by Key Employees. Trades can be submitted to the group by emailing the group at compliancegroup.insidertrading@daveandbusters.com at least two business days prior to the proposed trade. Trades by the CEO, CFO, COO, General Counsel and members of the Board of Directors must also be pre-approved by the Chair of the Compensation Committee of the Board of Directors (and, for any trades by the Chair of the Compensation Committee, pre-approved by the Chair of the Board). Pre-clearance is not required for the following transactions in Company securities:
i.purchases or sales of securities through any tax-qualified employee benefit plan of the Company;
ii.transactions effected in accordance with a properly established, written Rule 10b-5 trading plan (see requirements below). Note: not only must the plan itself be pre-approved, but Key Employees also must request pre-clearance for any modification or termination of any such plan.
d.Key Employees may request a hardship exception during a Blackout Window. We recognize that life events do not neatly fit into corporate calendars. If you are a Key Employee and, during a Blackout Window, experience an event related to serious illness, immediate family death or divorce proceedings, you may request a hardship exception for a trade between the start of the Blackout Window and the end of the fiscal quarter. The request must be submitted for approval to our Insider Trading Compliance Group by email at compliancegroup.insidertrading@daveandbusters.com at least two business days prior to the proposed trade. The Insider Trading Compliance Group has the sole discretion to approve the proposed trade. Any hardship trade is still subject to what information you know.
e.You still may not trade if you’re aware of material, nonpublic information about the Company (this applies even if you get clearance to trade as a Key Employee). The duty to avoid trading based on material, nonpublic information is your duty – even if we clear you to trade, if you know something material and nonpublic, you must refrain from trading.
f.If you a “Form 4 filer,” you can’t have short-swing trades. Certain officers and all members of the Board of Directors of the Company must also comply with certain reporting obligations (Form 4) and limitations on short-swing profit transactions. The practical effect of these limitations is that any officer or Board director who is a Form 4 filer and who purchases and sells the Company’s securities within a 6-month period must disgorge all profits. The GC will confirm if you are a Form 4 filer.
g.We encourage use of Rule 10b-5 plans, but for Key Employees, such plans must meet these conditions:
i.be entered into only during an open window for stock trading;
ii.be submitted to (A) the Insider Trading Compliance Group for review and pre-approval not less than seventy-two (72) hours prior to desired effective date; and (B) for the CEO, CFO, COO, GC, or a member of the Board of Directors, the Chair of the Compensation Committee of the Board of Directors (and, for any plans by the Chair of the Compensation Committee, the Chair of the Board) must also pre-approve the plan;
iii.have a maximum term no greater than two years;
iv.have at least a 30-calendar day waiting period before the first trade is allowed under the plan (and at least a 90-120 calendar day period is required for Section 16 reporting persons). The GC will confirm if you are a Form 4 filer;
v.if a plan is terminated by a Key Employee, they must wait 30 days before entering a new plan and another 30 days (or 90-120 days, as applicable) before the first trade is allowed under the new plan;
vi.a new plan may be adopted prior to or following the expiration of an existing Plan. No trading will be permitted under the new Plan until thirty (30) days (or 90-120 days, as applicable) following the later of (a) the effective date of the new plan or (b) the expiration of the existing plan;
vii.the plan must provide for automatic termination or suspension of trading due to personal events (death, etc.) and must allow for termination or suspension upon the request of the Company upon the occurrence of or due to the pendency of a material corporate event;
viii.carry-over or cumulative sales are allowed in a trading period only to the extent that (a) they are specifically provided for in the plan and (b)(i) the trigger price for sale of shares is not reached in the immediately prior trading period or (ii) all of the shares set for sale during the immediately prior trading period are not sold. Carry-over or cumulative sales relate only to unsold shares from the immediately prior trading period but not any other previous trading periods;
ix.the plan must require the broker to provide email notice of a transaction under the plan to the General Counsel or other designated administrator for the Company wherever possible on the same business day as the execution of the transaction but in no event more than twenty-four (24) hours from the date of execution of the transaction; and
x.the transaction date and settlement date for option exercises in connection with a Plan must be on the same day. The Company is prohibited from extending credit to a director or officer.

1.Don’t engage in speculative activity. Speculative trading of our securities may give the appearance that trading based on non-public information is occurring. Speculative trading includes trading on a short-term basis (purchasing stock on margin, pledging stock as collateral for loans, short selling stock and hedging transactions (such as trading in derivative securities relating to the Company’s securities). All such speculative trading is prohibited by this policy.

This policy doesn’t apply to transactions under Company Plans. This policy does not apply to the exercise of an employee stock option and holding of the stock or the vesting of restricted stock under our equity compensation plans. This policy does apply, however, to any sale of stock (including a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option).